Exhibit 99.1

PRESS RELEASE
Source:	Ascent Assurance, Inc.

Corporate	Contact: Cynthia B. Koenig Chief Financial Officer (817) 878-3732

FOR IMMEDIATE RELEASE:
March 15, 2004

ASCENT ASSURANCE REPORTS CONVERSION OF
SERIES B PREFERRED STOCK TO COMMON STOCK

FORT WORTH, Texas, March 15, 2004…Ascent Assurance, Inc. (AASR.OB) reported today that its shareholders approved an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of Common Stock to 75 million shares from 30 million shares as recommended by the Company’s Board of Directors. The approval of this amendment resulted in the automatic conversion of all 37,504 outstanding shares of the Company’s Series B convertible participating preferred stock (“Series B Preferred Stock”) into 43,995,026 shares of common stock. All outstanding shares of the Series B Preferred Stock were held by a wholly-owned subsidiary of Credit Suisse First Boston LLC (“CSFB”), the Company’s largest shareholder. The conversion of the Series B Preferred Stock increased the ownership percentage of CSFB in the Company’s common stock to approximately 93% from 49%. In addition, the Company’s shareholders approved the election of the following three directors: Gregory M. Grimaldi, David G. Kaytes and Patrick J. Mitchell.

Ascent Assurance, Inc. is an insurance holding company primarily engaged in the development, marketing, underwriting and administration of medical-surgical expense, supplemental health, life and disability insurance products to self-employed individuals and small business owners. Marketing is achieved primarily through the career agency force of its marketing subsidiary. The Company’s goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ascentassurance.com)

(Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company’s Form 10-K for the year ended December 31, 2003 and the Company’s Form 8-K dated December 31, 2003. Such factors include, but are not limited to: any limitation imposed on the Company’s ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company’s ability to accurately estimate claim and settlement expense reserves; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company’s ability to meet minimum regulatory capital requirements for its Insurance Subsidiaries; the ability of the Company to maintain adequate liquidity for its non-insurance subsidiary operations including financing of commission advances to agents; default by issuers of fixed maturity investments owned by the Company; and the loss of key management personnel.)